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                                                                Exhibit 99.b.9.a





                     TRANSFER AGENCY AND SERVICE AGREEMENT

                                    between

                       AMERICAN AADVANTAGE MILEAGE FUNDS

                                      and

                      STATE STREET BANK AND TRUST COMPANY





1C-Domestic Trust/Series
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         TABLE OF CONTENTS


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         1.      Terms of Appointment; Duties of the Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         2.      Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

         3.      Representations and Warranties of the Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

         4.      Representations and Warranties of the Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

         5.      Wire Transfer Operating Guidelines . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

         6.      Data Access and Proprietary Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

         7.      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

         8.      Registration as a Transfer Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         9.      Year 2000  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         10.     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         11.     Security . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         12.     Standard of Care . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         13.     Covenants of the Fund and the Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         14.     Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         15.     Additional Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         16.     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         17.     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         18.     Massachusetts Law to Apply . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         19.     Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         20.     Consequential Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         21.     Merger of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

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                               TABLE OF CONTENTS
                                  (CONTINUED)

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         22.     Limitations of Liability of the Trustees
                 or Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         23.     Separate Liability of Portfolios . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         24.     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         25.     Reproduction of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         26.     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

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                     TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 1st day of January, 1998, by and between AMERICAN AADVANTAGE MILEAGE FUNDS, a Massachusetts business trust, having its principal office and place of business at 4333 Amon Carter Boulevard, MD5675, Fort Worth, Texas 76155 (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Fund currently offers shares in nine (9) series, such series shall be named in the attached Schedule A which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with
Article 11, being herein referred to as a "Portfolio", and collectively as the "Portfolios");

WHEREAS, the Fund on behalf of the Portfolios desires to appoint the Bank as its transfer agent, dividend disbursing agent, custodian of certain retirement plans (as may be applicable) and agent in connection with certain other activities, and the Bank desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

l.       Terms of Appointment; Duties of the Bank

1.1 APPOINTMENT. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Bank to act as, and the Bank agrees to act as its transfer agent for the Fund's authorized and issued shares of its beneficial interest, ("Shares"), dividend disbursing agent, custodian of certain retirement plans and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program.

1.2 TRANSFER AGENT SERVICES. The Bank agrees that it will perform the following services:

         (a) In accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable and the Bank, the Bank shall:

                 (i) receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Declaration of Trust of the Fund (the "Custodian");

                 (ii) pursuant to purchase orders, record the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

                 (iii) receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

                 (iv)     in respect to the transactions in items (i), (ii) and
                          (iii) above, the Bank shall execute transactions directly with broker-dealers authorized by the Fund;

                 (v) at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                 (vi) effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                 (vii) prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

                 (viii) maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

                 (ix) record the issuance of shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund and each Portfolio which are authorized, based upon data provided to it by the Fund on behalf of each Portfolio, and issued and outstanding. The Bank shall also provide the Fund and each Portfolio on a regular basis with the total number of shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

         (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall:
                 (i) perform the customary services of a transfer agent, dividend disbursing agent, custodian of certain retirement plans (as may be applicable) and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Fund to monitor the total number of Shares sold in each State and report such data to the Fund or its designee.

         (c) In addition, the Fund shall (i) identify to the Bank in writing those Shareholder transactions and assets to be treated as exempt from blue sky reporting for each State and
                 (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Bank for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the

                 Fund and the reporting of such transactions to the Fund as provided in Section 1.2 (b) above.

         (d) Procedures as to who shall provide certain of these services in Section 1 may be established from time to time by agreement between the Fund on behalf of each Portfolio and the Bank per the attached service responsibility schedule. The Bank may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

         (e) The Bank shall provide additional services on behalf of the Fund (e.g., escheatment services) which may be agreed upon in writing between the Fund and the Bank.

1.3 MILEAGE REPORTING. American Airlines, Inc. ("AA") has authorized the Fund to allow Shareholders who participate in the AAdvantage Program as defined below to accumulate points or miles. For purposes of this Agreement, the following terms shall have the following meanings:

         (a)     Definitions

                 o "AAdvantage Account" means the record, maintained by AA, of a Member's AAdvantage Program activity, including, without limitation, the accrual and redemption of AAdvantage Miles by such Member.

                 o "AAdvantage Miles" means the points or "Miles" (including bonus points or "Miles") accrued under the AAdvantage Program Rules by Members for (i) travel on AA or American Eagle, (ii) travel on, and/or the purchase of goods or services from, AAdvantage Participants, or (iii) any other reason permitted by AA.

                 o "AAdvantage Participant" means any Person that, pursuant to an agreement between AA and such Person regarding such Person's participation in the AAdvantage Program: (i) provides goods or services to Members in exchange for the redemption of AAdvantage Miles, or (ii) in connection with the sale of goods or services by such Person to Member offers AAdvantage Miles to such Member.

                 o "AAdvantage Program" means the travel awards program or any surviving program under a different name established and governed by AA, as such program may be in effect from time to time, pursuant to which, among other things, Members receive Aadvantage Miles for travel on AA or for travel on, or for the use or purchase of goods or services offered by, an Aadvantage Participant, or for any reason permitted by AA.

                 o "Person" shall mean any firm, corporation, group, organization, affiliate, agent, consultant, independent contractor or subcontractor, subsidiary, joint venture, partnership, trust, association, governmental authority, regulatory agency, natural person or legal entity.

                 o "Member" means, as of any date, any individual who is a member in good standing of the AAdvantage Program.

         (b)     Mileage Accrual

                 In accordance with the formula set forth in the Fund's prospectus, the Bank agrees to calculate the number of AAdvantage Miles to be posted to a Shareholder's AAdvantage Account on a monthly basis.

         (c)     Reports

                 (i) Bank will provide AA with cartridges or transmissions listing AAdvantage Miles to be posted by Member name, AAdvantage Account number, transaction code and other items as specified in the Report. Bank will submit these cartridges or transmissions, which will be merged with the AAdvantage data base maintained by AA, to AA once each month on the day of the month specified in writing from the Funds to the Bank. The cartridges or transmissions will include all AAdvantage Miles posted through the reporting period.

                 (ii) To minimize posting errors, Bank will verify that the Member's AAdvantage Account number is valid prior to transmission to AA as per the Algorithm outlined in the Report.

                 (iii)    AA will provide Bank with the following reports:

                          A. Cartridge or transmission listing of all AAdvantage Miles posted for Bank by Member name, AAdvantage Account number, transaction date, and AAdvantage Miles, issued monthly.

                          B. Hard copy summary of all AAdvantage Miles earned through the Funds, issued monthly.

                 (iv) All data exchanged by the parties will be subject to the procedures outlined in the Report and any subsequent amendments of that document agreed upon by the parties.

                 (v) AA will be under no obligation to provide additional reports, but will consider any request by Bank for such reports, and will determine, in its reasonable discretion, whether to honor such requests.

                 (vi)     This Section 1.3 shall survive for at least twelve
                          (12) months but not more than twenty-four (24) months after termination or expiration of the Transfer Agency Agreement in order to correct errors and to report and account for all AAdvantage Miles earned during the term of the Agreement, provided however that the Fund provides all data required to comply with Section 1.3 herein.

2.       Fees and Expenses

2.1 For the performance by the Bank pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Bank the fees as set out in the initial fee schedule attached hereto.

2.2 In addition to the fee paid under Section 2.1 above, the Fund agrees on behalf of each of the Portfolios to reimburse the Bank for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, mailing and tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified may be changed from time to time subject to mutual written agreement between the Fund and the Bank. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund, will be reimbursed by the Fund on behalf of the applicable Portfolio.

2.3 The Fund agrees on behalf of each of the Portfolios to pay all fees and reimbursable expenses within twenty days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Fund at least two (2) days prior to the mailing date of such materials.

3.       Representations and Warranties of the Bank

The Bank represents and warrants to the Fund that:

3.1 It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

3.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

3.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

3.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.6 It will comply with all applicable laws and regulations in performing its duties required hereunder.

4.       Representations and Warranties of the Fund

The Fund represents and warrants to the Bank that:

4.1      It is a business trust duly organized and existing and in good
         standing under the laws of   The Commonwealth of Massachusetts.

4.2 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

4.3 All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

4.4 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

4.5 A registration statement under the Securities Act of 1933, as amended on behalf of each of the Portfolios is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

5.       Wire Transfer Operating Guidelines/Articles 4A of the Uniform
         Commercial Code

5.1 The Bank is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Bank has been instructed to transfer. The Bank shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the close of the funds- transfer business day of the Bank, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

5.2 The Fund acknowledges that the Security Procedure it has designated on the Fund Selection Form was selected by the Fund from security procedures offered by the Bank. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Bank in writing. Each party must notify the other party immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in that party's authorized personnel. The Bank shall verify the authenticity of all Fund instructions according to the Security Procedure.

5.3 The Bank shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

5.4 The Bank reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Bank's receipt of such payment order; (b) would cause the Bank, in the Bank's reasonable judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Bank; or
         (c) the Bank, upon reasonable belief after verifying the authenticity of the payment order according to the Security Procedures is unable to satisfy itself that the transaction has been properly authorized.

5.5 The Bank shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Bank reasonable opportunity to act. However, the Bank assumes no liability if after using reasonable efforts the request for amendment or cancellation cannot be satisfied.

5.6 The Bank shall assume no responsibility for failure to detect any erroneous payment order provided that the Bank complies with the payment order instructions as received and the Bank complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

5.7 The Bank shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Bank is notified of the unauthorized payment order within thirty (30) days of notification by the Bank of the acceptance of such payment order. In no event (including failure to execute a payment order) shall the Bank be liable for special, indirect or consequential damages, even if advised of the possibility of such damages.

5.8 When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Bank will act as an Originating Depository Financial Institution and/or receiving depository Financial Institution, as the case may be, with respect to such entries.
         Credits given by the Bank with respect to an ACH credit entry are provisional until the Bank receives final settlement for such entry from the Federal Reserve Bank. If the Bank does not receive such final settlement, the Fund agrees that the Bank shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

5.9 Confirmation of Bank's execution of payment orders shall ordinarily be provided within twenty-four (24) hours notice of which may be delivered through the Bank's proprietary information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty (30) days.

6.       Data Access and Proprietary Information

6.1 The Fund acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Bank as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Bank on data bases under the control and ownership of the Bank or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Bank or other third party. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to the Bank and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents:

                 (a) to access Customer Data solely from locations as may be designated in writing by the Bank and solely in accordance with the Bank's applicable user documentation;

                 (b) to refrain from copying or duplicating in any way the Proprietary Information;

                 (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Bank's instructions;

                 (d) excluding the Fund's principal office in Fort Worth, Texas, to refrain from causing or allowing the data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Bank;

                 (e) that the Fund shall have access only to those authorized transactions agreed upon by the parties;

                 (f) to honor all reasonable written requests made by the Bank to protect at the Bank's expense the rights of the Bank in Proprietary Information at common law, under federal copyright law and under other federal or state law.

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 6. The obligations of this Section shall survive any earlier termination of this Agreement.

6.2      (a)     The Bank acknowledges that the data, computer programs, report formats, manuals, records or
                 other information concerning the AAdvantage Account furnished to the Bank by the Fund or AA as part of the Bank's obligation to calculate and report AAdvantage Miles, as well as any other information identified in writing by the Fund as confidential immediately prior to or immediately after disclosure by the Fund to the Bank, constitutes the confidential information of the Fund ("Fund Confidential Information")

         (b) The Bank agrees (i) to hold and maintain in strictest confidence and not to reveal or disclose the Fund Confidential Information other than to the fund, AA and to Bank employees who need to know such information in order to perform Bank's duties under this Agreement; and (ii) that neither the Bank nor its employees, agents and/or contractors will use the Fund Confidential Information in any manner whatsoever, except for the purpose of carrying out the Bank's duties under this Agreement.

         (c) Notwithstanding any provision to the contrary contained herein, the Bank shall be allowed to release the Fund Confidential Information if compelled to do so by a regulatory authority or court of competent jurisdiction, or if the Bank believes in good faith that it is obligated by law to provide such Fund Confidential Information to a regulatory authority or court of competent jurisdiction, subject to the conditions that the Bank: (i) gives the Fund prompt notice of the legal process and the opportunity to seek an appropriate protective order or to pursue such other legal action necessary to preserve the confidentiality of the Fund Confidential Information; and (ii) provides reasonable assistance to and cooperates with the Fund in its efforts to preserve the confidentiality of the Fund Confidential Information.

6.3 If the Fund notifies the Bank that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Bank shall endeavor in a timely manner to correct such failure. Organizations from which the Bank may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Bank arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE BANK EXPRESSLY

         DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF
         MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.4 If the transactions available to the Fund include the ability to originate electronic instructions to the Bank in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Bank shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Bank from time to time.

7.       Indemnification

7.1 The Bank shall not be responsible for, and the Fund shall on behalf of the applicable Portfolio indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

         (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

         (b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the material breach of any representation or warranty of the Fund hereunder;

         (c) The reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar;

         (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Fund on behalf of the applicable Portfolio;

         (e) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

         (f) upon the Fund's request entering into any agreements required by the National Securities Clearing Corporation (the "NSCC") required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

7.2 At any time the Bank may apply to any officer of the Fund for instructions, and may consult with Fund counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

7.3 The Bank shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Bank as a result of the Bank's lack of good faith, gross negligence or willful misconduct.

7.4 In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which the one party (the "Indemnitor") may be required to indemnify the other party (the "Indemnitee"), the Indemnitee shall promptly notify the Indemnitor of such assertion, and shall keep the Indemnitor advised with respect to all developments concerning such claim. The Indemnitor shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify the Indemnitee except with the Indemnitor's prior written consent.

8.       Registration as a Transfer Agent

         Bank and its record keeping Transfer Agent NFDS are currently registered with the appropriate federal agency for the registration of transfer agents, or is otherwise permitted to lawfully conduct its activities without such registration and that it will remain so registered for the duration of this Agreement. Bank agrees that it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent. Should Bank fail to be registered with the appropriate federal agency as a transfer agent at any time during this Agreement, and such failure to register does not permit Bank to lawfully conduct its activities, the Fund may terminate this Agreement upon five days written notice to Bank.

9.       Year 2000

         Notwithstanding anything in this Agreement to the contrary, the Bank's only warranty with respect to year 2000 compliance is that the Bank's processing systems and software (the "TA2000 System") will be year 2000 compliant during the term set forth in Section 14 of this Agreement. As used in this Agreement "year 2000 compliant" shall mean that the software will perform in accordance with the terms of this Agreement regardless of the century with respect to which date data is encountered by the software; provided, that (i) all date data received by the Bank for use by the software is accurate and in formats specified by the Bank from time to time, (ii) all date data generated by the software is accepted by the Fund in formats provided by the Bank from time to time, and (iii) the Bank shall not be obligated to provide date data for interface functions such as screens, reports or data transmission files in any format other than that specified by the Bank from time to time. Notwithstanding the foregoing, the Bank makes no representation or warranty as to the ability of any hardware, firmware, software, products or services provided to the Bank software, including the TA2000 System, in circumstances where data received from any fund system or any other system is invalid, incorrect or otherwise corrupt.

10.      Insurance

         Bank shall maintain insurance of the types and in the amounts deemed by it to be appropriate. To the extent that policies of insurance may provide for coverage of claims for liability by the parties set forth in this

         Agreement, the contracts of insurance shall take precedence, and no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to the Fund, Bank or other insured party which would otherwise be a covered claim in the absence of any provision of this Agreement provided however, that this Section 10 does not void, reduce or jeopardize the insurance coverage of the insured party.

11.      Security

         Bank represents and warrants that, to the best of its knowledge, the various procedures and systems which Bank has implemented with regard to the safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hours a day restricted access) of the Fund's blank checks, certificates, records and other data hereunder are adequate, and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. Bank shall review such systems and procedures on a periodic basis and the fund shall have access to review these systems and procedures.

12.      Standard of Care

         The Bank shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees.

13.      Covenants of the Fund and the Bank

13.1 The Fund shall on behalf of each of the Portfolios promptly furnish to the Bank the following:

         (a) A copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

         (b) A copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto.

13.2 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices.

13.3 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

13.4 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

13.5 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

14.      Termination of Agreement

14.1 Unless otherwise provided in this Agreement, this Agreement may be terminated by either party upon ninety (90) days written notice to the other.

14.2 Should the Fund exercise its right to terminate, reasonable out-of-pocket expenses associated with the movement of records and material will be borne by the Fund on behalf of the applicable Portfolio(s). Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination.

15.      Additional Funds

         In the event that the Fund establishes one or more series of Shares in addition to the series named in the attached Schedule A with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

16.      Assignment

16.1 Except as provided in Section 16.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

16.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

16.3 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(2)"),
         (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to
         Section 17A(c)(2) or (iii) a BFDS affiliate; provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

17.      Amendment

         This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

18.      Massachusetts Law to Apply

         This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

19.      Force Majeure

         In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

20.      Consequential Damages

         Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

21.      Merger of Agreement

         This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

22.      Limitations of Liability of the Trustees and Shareholders

         A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

23.      Separate Liability of Portfolios

         Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Portfolio of the Fund are separate and distinct from the assets and liabilities of each other Portfolio and that no Portfolio shall be liable or shall be charged for any debt, obligation or liability of any other Portfolio, whether arising under the Agreement or otherwise.

24.      Counterparts

         This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

25.      Reproduction of Documents

         This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

26.      Notices

         All notices under this Agreement shall be made orally, in writing, or by any other means mutually acceptable to the parties. If in writing, a notice shall be sufficient if personally delivered, mailed, first class postage prepaid, or sent via facsimile with return confirmation to the party entitled to receive such notices at the following addresses:

                 (a)      if to the Fund, to:

                          [Fund Name]
                          4333 Amon Carter Blvd.
                          MD 5645
                          Fort Worth, TX 76155
                          Attention: President
                          Telephone: (817) 967-3509
                          Facsimile: (817) 967-0768

                 (b)      if to the Bank, to:

                          State Street Bank and Trust Company
                          C/O Boston Financial Data Services, Inc.
                          Attention:  President
                          2 Heritage Drive
                          North Quincy, MA 02171
                          Telephone: (617) 774-3292
                          Facsimile: (617) 774-2388



         or such other address as either party shall have furnished to the other in writing.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                AMERICAN AADVANTAGE MILEAGE FUNDS




                                BY: /s/ WILLIAM F. QUINN
                                   --------------------------------------


ATTEST:

/s/ BARRY Y. GREENEBRG
    -------------------------




                                STATE STREET BANK AND TRUST COMPANY



                                BY: /s/ RONALD E. LOGUE
                                   --------------------------------------
                                    Executive Vice President


ATTEST:

/s/ S. CESSO
    -------------------------

                       STATE STREET BANK & TRUST COMPANY
                         FUND SERVICE RESPONSIBILITIES*

         Service Performed                          Responsibility
         -----------------                          --------------
                                                     Bank     Fund
                                                     ----     ----
1.       Receives orders for the purchase               X
         of Shares.

2.       Issue Shares and hold Shares in                X
         Shareholders accounts.

3.       Receive redemption requests.                   X

4.       Effect transactions 1-3 above                  X
         directly with broker-dealers.

5.       Pay over monies to redeeming                   X
         Shareholders.

6.       Effect transfers of Shares.                    X

7.       Prepare and transmit dividends                 X
         and distributions.

8.       Issue Replacement Certificates.                N/A

9.       Reporting of abandoned property.               X

10.      Maintain records of account.                   X

11.      Maintain and keep a current and                X
         accurate control book for each
         issue of securities.

12.      Mail proxies.                                  X

13.      Mail Shareholder reports.                      X

14.      Mail prospectuses to current                   X
         Shareholders.

15.      Withhold taxes on U.S. resident                X
         and non-resident alien accounts.
         Shareholders.

         Service Performed                          Responsibility
         -----------------                          --------------
                                                     Bank     Fund
                                                     ----     ----
16.      Prepare and file U.S. Treasury                 X
         Department forms.

17.      Prepare and mail account and                   X
         confirmation statements for

18.      Provide Shareholder account                    X
         information.

19.      Blue sky reporting.                            X

* Such services are more fully described in Section 1.2 (a), (b) and (c) of the Agreement.

                                        AMERICAN AADVANTAGE MILEAGE FUNDS


                                        BY: /S/ WILLIAM F. QUINN
                                           ---------------------

ATTEST:

/s/ BARRY Y. GREENBERG
    ------------------

                                        STATE STREET BANK AND TRUST COMPANY


                                        BY: /s/ RONAL E. LOGUE
                                           -------------------
                                           Executive Vice President


ATTEST:

/s/ S. CESSO
    ------------------

                                   SCHEDULE A


Balanced Mileage Fund
Growth and Income Mileage Fund
Intermediate Bond Mileage Fund (effective 3/1/98)
International Equity Mileage Fund
Limited-Term Income Mileage Fund
Municipal Money Market Mileage Fund
U.S. Government Money Market Mileage Fund
S&P 500 Index Mileage Fund (effective 3/1/98)
Money Market Mileage Fund

                                  ATTACHMENT 1

                             DATA FLOW REQUIREMENTS